Exhibit 99.1

CW Petroleum Corp (OTCQB: CWPE) Reduces Authorized Shares of Common Stock

Katy, Texas, August 11, 2025 - CW Petroleum Corp (OTCQB: CWPE) (the “Company” or “CWPE”), a leading provider of Specialty Renewable and Hydrocarbon Motor Fuels, today announces to its investors and future investors that it has reduced its Authorized Shares of Common Stock from 300,000,000 to 150,000,000, a 50% reduction.

8.8.2025 - Form 1-U

Chief Executive Officer Christopher Williams commented, “The reduction in Authorized Shares is to enhance current and future shareholder value of CWPE stock. The Company is committed to growing its customer base for its renewable and hydrocarbon motor fuels and is positioning itself for long-term public investment for the future.”

Additional accurate information about the Company can be found on the OTC Markets website at the following links and on the EDGAR filing website provided by the Securities and Exchange Commission:

CWPE Overview

CWPE Security Detail

CWPE Financials

CWPE News

CWPE Disclosures

SEC Filings

For additional information, visit our website at cwpetroleumcorp.com, email: investor@cwpetroleumcorp.com, or call 281-817-8099

About CW Petroleum Corp

CW Petroleum Corp was incorporated in the State of Texas on April 29, 2005, and began operations in 2011. On April 14, 2018, CW Petroleum Corp was incorporated in the State of Wyoming. On April 15, 2018, the Texas corporation became a wholly-owned subsidiary of the Company through a share exchange. CW Petroleum Corp (Wyoming) is a holding company and through our wholly-owned subsidiary, we supply and distribute biodiesel, biodiesel blends, ultra-low sulfur diesel, gasoline blends, renewable gasoline, and a proprietary EPA-approved reformulated no ethanol gasoline to distributors, convenience stores, and marinas.

Forward-Looking Statements

Certain statements in this press release may contain “forward-looking statements” regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the oil and gas markets, energy markets, and other markets in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties, and assumptions that are difficult to predict, estimate, or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in the Company’s most recent annual report on Form 1-K, which may be amended or supplemented by subsequent semiannual reports on Form 1-SA or other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.